Press Release	Source: Yellowcake Mining Inc.

Yellowcake Mining Begins First Phase Drill Program

Monday July 21, 6:00 am ET

VANCOUVER, BRITISH COLUMBIA--(MARKET WIRE)--Jul 21, 2008 -- Yellowcake Mining Inc. (OTC BB: YCKM.OB - News) ("The Company") is pleased to announce that it has received the necessary permits to allow drilling on its +3,000 acre Uravan-Beck Property in Montrose County, Colorado. The permits were received from the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management. Permits are in hand and a reclamation bond has been accepted for the initial exploration phase.

The permits are for ten sites of known uranium-vanadium mineralization which will be tested by air-rotary drilling and gamma logging. Stewart Brothers Drilling out of Milan, New Mexico, has been selected as the drill contractor and they are now mobilizing a rig. The drilling will begin as soon as the rig is on site.

The Uravan Belt is the oldest uranium producing district in the U.S., and, between 1948 and 1978, has produced an excess of 63 million pounds of uranium and 300 million pounds of vanadium. Mining ceased because of the drop in uranium prices in the late seventies not because the reserves were exhausted. The district is now the site of renewed mining activity and new mines are being permitted.

LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include that we are about to start exploration drilling on our Uravan Beck project. It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, we may be unable to comply with required conditions for drilling, or drilling may not be permitted at all; that we may not be able to raise sufficient funds to complete the payment obligations; that equipment may not perform as anticipated; that weather, logistical problems or hazards prevent us from exploration, development or from fulfilling our obligations; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results in any particular holes are not necessarily indicative of larger areas of the property; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in our periodic reports filed on Edgar with the Securities and Exchange Commission.

Contact:

Contacts:
Yellowcake Mining Inc.
Andrew Fedak
1-877-338-4438
Website: http://www.yellowcakemining.com

Source: Yellowcake Mining Inc.